Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST EXPANDS CREDIT FACILITY TO

$1.0 BILLION

- Company Increases Capacity to Support Anticipated Growth Activities -

Oakland, California (June 16, 2014) – Starwood Waypoint Residential Trust (NYSE: SWAY) (“the Company”), a leading single-family rental real estate investment trust (“REIT”), announced today that it has entered into an agreement for an additional $500 million on its revolving credit facility secured by single family residences, increasing the capacity to $1.0 billion. The credit facility has a term expiring on February 3, 2017 and includes an option to extend the facility for one additional year. The facility also has an accordion feature that permits the Company to expand the capacity of the facility to $1.25 billion.

At June 13, 2014, Starwood Waypoint Residential Trust had utilized approximately $405 million and has approximately $595 million of availability under the credit facility, excluding the accordion. The syndicate of banks in the credit facility includes: Citibank, as Lead Arranger and Sole Bookrunner, Bank of America, J.P. Morgan Chase Bank, Goldman Sachs Bank and OneWest Bank.

Nina Tran, Chief Financial Officer of Starwood Waypoint Residential Trust, commented, “The significant expansion in the Company’s credit facility provides additional capacity to create value for shareholders by allowing us to continue to invest in attractively-priced single family rental homes and non-performing loan pools.”

Combined with the $350 million warehouse credit facility with Deutsche Bank A.G. that closed in March 2014, which has been used to finance the acquisition of non-performing loan pools, the Company has a total credit capacity of $1.35 billion, with the ability to expand the capacity to $1.6 billion.

Additional details on pricing and other terms of the facility may be found in the Form 8-K to be filed today with the Securities and Exchange Commission.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust is a REIT that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. The Company also invests in non-performing loans to supplement its growth, and seeks optimal resolutions for each loan by working with interested and qualified borrowers to find the most appropriate solutions to keep them in their homes, or alternatively converting loans into homes for rent or sale.

Contact:

Investor Relations

Phone: 510-987-8308

Email: IR@waypointhomes.com

Media Relations

Phil Denning or Jason Chudoba

Phone: 203-682-8200

Phil.denning@icrinc.com, Jason.chudoba@icrinc.com,